July 15, 1997

Mr. Howard Schrott
Chief Financial Officer
Emmis Broadcasting Corporation
950 N. Meridian Street, Suite 1200
Gateway Plaza
Indianapolis, Indiana 46204


Dear Mr. Schrott:

We are aware that Emmis Broadcasting Corporation has incorporated by reference in its Registration Statement Nos. 333-83890 and 333-14657 its Form 10-Q for the quarter ended May 31, 1997, which includes our report dated July 14, 1997, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



Arthur Andersen LLP